Exhibit 1.2

California Water Service Group (“Company”)

Common Stock

Terms Agreement

August 4, 2003

To:  The Representative of the Underwriters identified herein

Dear Sirs:

The undersigned agrees to sell to the several Underwriters named in Schedule A hereto for their respective accounts, on and subject to the terms and conditions of the Underwriting Agreement dated as of August 4, 2003 (“Underwriting Agreement”), the following securities (“Offered Securities”) on the following terms:

Title:	Common Stock.

Number of Shares:	1,750,000 (the “Firm Shares”).

Listing:	New York Stock Exchange.

Purchase Price:	$25.24 per share.

Initial Reoffering Price:	$26.25 per share, subject to change by the Representative.

Closing:

10 A.M. on August 7, 2003 (the “First Closing Date”), at Chapman and Cutler LLP, Chicago, Illinois, in Federal (same day) funds.  The respective numbers of shares of the Offered Securities to be purchased by each of the several Underwriters are set forth opposite their names in Schedule A hereto.

Blackout:

Until 60 days after the date of the Prospectus Supplement.  Each of the executive officers and directors of the Company have executed a Lock-up Letter Agreement dated August 1, 2003 containing similar restrictions.

Name and Address of the Representative:	Edward D. Jones & Co., L.P.

12555 Manchester Road
St. Louis, Missouri 63131

Over-allotment Option:

In addition, on the basis of the representations, warranties and agreements contained in the Underwriting Agreement, and subject to the terms and conditions therein, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to an aggregate of 262,500 Additional Shares, at the same purchase price per share to be paid for the Firm Shares, for use solely in covering any overallotments made by the Underwriters in the sale and distribution of the Firm Shares.  The option granted hereunder may be exercised at any time and from time to time within 30 days after the date of the Underwriting Agreement upon notice by the Representative to the Company setting forth the aggregate number of Additional Shares as to which the Underwriters are exercising the option, the names and denominations in which the certificates for such shares are to be registered and the time and place at which such certificates will be delivered.  Such time of delivery (which may not be earlier than the First Closing Date, being herein referred to as a “Subsequent Closing Date”) shall be determined by the Representative, but if at any time other than the First Closing Date, shall not be earlier than three nor later than 10 full business days after delivery of such notice of exercise.  The number of Additional Shares to be purchased by each Underwriter shall be determined by multiplying the number of Additional Shares to be sold by a fraction, the numerator of which is the number of Firm Shares to be purchased by such Underwriter as set forth opposite its name in Schedule A and the denominator of which is the total number of Firm Shares (subject to such adjustments to eliminate any fractional share purchases as the Representative in its absolute discretion may make).  The manner of payment for and delivery of the Additional Shares shall be the same as for the Firm Shares.  All conditions in Section 3 of the Underwriting Agreement applicable to the purchase of the Offered Securities on the First Closing Date shall be applicable to any Subsequent Closing Date.

The provisions of the Underwriting Agreement are incorporated herein by reference.

The Offered Securities will be made available for checking and packaging at the office of Chapman and Cutler LLP at least 24 hours prior to the Closing Date.

For purposes of Section 6 of the Underwriting Agreement, the only information furnished to the Company by any Underwriter for use in the Prospectus consists of the following information in the Prospectus furnished on behalf of each Underwriter:  the concession and reallowance figures appearing in the third paragraph under the caption “Underwriting” in the prospectus supplement and the information regarding stabilization and over-allotment transactions, syndicate covering transactions, penalty bids and website availability of the Prospectus appearing in the tenth, eleventh and twelfth paragraphs under the caption “Underwriting” in the prospectus supplement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement between the Company and the several Underwriters in accordance with its terms.

Very truly yours,

California Water Service Group

By	/s/Richard D. Nye
Its:	Vice President, Chief Financial Officer and Treasurer

The foregoing Terms Agreement is hereby
confirmed and accepted as of the date first
above written.

Acting on behalf of itself and as the Representative
of the several Underwriters.

Edward D. Jones & Co., L.P.

By	/s/ James A. Krekeler
Its	Principal

Schedule A

Underwriter	Number of Shares

Edward D. Jones & Co., L.P	962,500

A.G. Edwards & Sons, Inc	612,500

Stifel, Nicolaus & Company, Incorporated	175,000

Total	1,750,000